Exhibit 5.2

1645 Village Center Circle, Suite 200 Las Vegas, Nevada 89134-6372 702.851.1191 702.851.1198 (F)	ATTORNEYS AT LAW	MICHAEL R. BROOKS+° GREGG A. HUBLEY+ * * * ALIA NAJJAR M.D.+° I-CHE LAI+° CHRISTOPHER A.J. SWIFT+ * * * Licensed: °California +Nevada

October 14, 2014

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Ladies and Gentlemen:

We have acted as special Nevada counsel to Green Tree Insurance Agency of Nevada, Inc., a Nevada corporation (“Green Tree NV”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Walter Investment Management Corp., a Maryland corporation (the “Company”), and the subsidiaries of the Company identified as registrant guarantors therein, including Green Tree NV (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $575,000,000 aggregate principal amount of 7.875% Senior Notes due 2021 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees” and each, an “Exchange Guarantee”) with respect to the Exchange Notes in exchange for $575,000,000 aggregate principal amount of the Company’s outstanding 7.875% Senior Notes due 2021 and related guarantees. The Exchange Notes and the Exchange Guarantees will be issued under the indenture, dated as of December 17, 2013 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee.

In rendering the opinions set forth below, we have made such investigations of fact and law, and have examined the Registration Statement, the Indenture (including the form of Exchange Note and Exchange Guarantee set forth therein), originals or copies of the organizational and governing documents of Green Tree NV and such other documents and instruments, or copies thereof, as we have deemed necessary to render the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements, and instruments submitted to us as originals, or copies thereof, including the documents as published by the Nevada Secretary of State. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and Green Tree NV.

This opinion is limited to the matters expressly stated herein, and we are expressing no opinion beyond the matters expressly stated. Furthermore, we are only opining on the internal laws of the State of Nevada and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction, which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court

BROOKS HUBLEY LLP

ATTORNEYS AT LAW

Walter Investment Management Corp.

October 14, 2014

case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. Based on and subject to the foregoing, we are of the opinion that:

1)	Green Tree NV is validly existing and in good standing as a corporation under the laws of the State of Nevada;

2)	Green Tree NV has duly authorized its Exchange Guarantee;

3)	The issuance of Green Tree NV’s Exchange Guarantee does not violate any provision of the organizational documents of Green Tree NV or the applicable laws of the State of Nevada;

4)	When the Exchange Notes have been duly executed, authenticated, issued, and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement, Green Tree NV’s Exchange Guarantee will be validly issued.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. Simpson Thacher & Bartlett LLP may rely upon this opinion letter in connection with its opinion letter, dated the date hereof, filed as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Brooks Hubley LLP

BROOKS HUBLEY LLP